UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Varian Semiconductor Equipment Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sent via Email on February 22, 2005

Ed Corrao

Investment Proxy Research

Fidelity Management and Research

82 Devonshire Street F7C

Boston, MA 02109

Ed,

Thank you for speaking with me on Wednesday and for your follow-up email.

You have previously received the proxy statement for the annual meeting of stockholders of Varian Semiconductor Equipment Associates, Inc. to be held on February 24, 2005. At the meeting, Varian is seeking stockholder approval of several proposals (Proposals 2-5) relating to the Amended and Restated Omnibus Stock Plan.

This letter responds to your concern that the plan does not contain express provisions requiring stockholder approval in order to (1) reprice or exchange awards under the plan for awards with lower exercise prices or (2) increase the maximum number of shares available for issuance under the plan. As you know, current Nasdaq rules already require stockholder approval of these matters. Please be advised that Varian’s management will recommend to the Board of Directors at their next regularly scheduled meeting that the stock plan be amended to add these express provisions to the plan.

Based on this commitment, I understand that Fidelity will vote in favor of the proposed amendments to the plan. If you have any further questions, please let me know. I would appreciate it if you would reply to this email to confirm receipt.

Thanks,

Bob

Robert J. Halliday

Executive Vice President and Chief Financial Officer

Varian Semiconductor Equipment Associates, Inc.

35 Dory Road

Gloucester, MA 01930